Exhibit 21.1

List of Significant Subsidiaries

Name	State of Incorporation	Names under which it does Business
Hypotheca Capital, LLC (formerly known as The New York Mortgage Company, LLC)	New York	n/a
New York Mortgage Funding, LLC	Delaware	n/a
New York Mortgage Ownership Corporation	Delaware	n/a
New York Mortgage Securities Corporation	Delaware	n/a
New York Mortgage Securitization Trust 2012-1	Delaware	n/a
New York Mortgage Servicing Corporation	Delaware	n/a
New York Mortgage Trust 2005-1	Delaware	n/a
New York Mortgage Trust 2005-2	Delaware	n/a
New York Mortgage Trust 2005-3	Delaware	n/a
NYM Preferred Trust I	Delaware	n/a
NYM Preferred Trust II	Delaware	n/a
NYMT Commercial LLC	Delaware	n/a
NYMT Residential 2012-RP1, LLC	Delaware	n/a
NYMT Residential Tax, LLC	Delaware	n/a
NYMT Residential, LLC	Delaware	n/a
NYMT-Midway LLC	Delaware	n/a
RB Commercial Mortgage LLC	Delaware	n/a
RB Commercial Trust Series 2012-RS1	Delaware	n/a